Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-208576 and Form S-8 No. 333-200556) of The Habit Restaurants, Inc. of our report dated March 1, 2019, relating to the consolidated financial statements of The Habit Restaurants, Inc. appearing in this Annual Report (Form 10-K) for the year ended December 25, 2018 (and expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of ASC 606), and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Diego, California

March 1, 2019